EXHIBIT 99.1

News Release
January 28, 2013
For Release:               Immediately
Contact:                         CH Energy Group:                       Denise D. VanBuren, (845) 471-8323
Fortis:                                                      Donna Hynes, (709) 737-2800

Fortis and Central Hudson File Settlement Agreement
Includes Substantive Customer Benefits and Protections

(ALBANY, NY) Nearly $50 million to fund customer and community benefits, plus a one-year electric and natural gas customer delivery rate freeze, and customer protections, including the continuation of Central Hudson Gas & Electric Corporation ("Central Hudson") as a stand-alone utility company, are cornerstones of a settlement of all issues among the signatories (the "Settlement Agreement") filed with the New York State Public Service Commission (the "Commission") regarding the acquisition of Central Hudson, the utility subsidiary of CH Energy Group, Inc. ("CH Energy Group") (NYSE:CHG), by Fortis Inc. ("Fortis") (TSX:FTS).  Other signatory parties to the Settlement Agreement are the Staff of the New York State Department of Public Service, Multiple Intervenors and the Utility Intervention Unit of the New York State Department of State. The Settlement Agreement indicates that the acquisition is in the public interest pursuant to New York State Public Service Law, Section 70, and therefore the aforementioned parties recommend approval of the Settlement Agreement by the Commission.  Support was also received from several counties for the portions of the Settlement Agreement of relevance to the respective counties' interests. Closing of the acquisition is now expected to take place during the second quarter of 2013, subject to receiving approval from the Commission.
"This Settlement Agreement provides multiple and substantive benefits to our customers and the communities we serve," said Steven V. Lant, Chairman of the Board and President of CH Energy Group.  "The proposed terms also retain substantial autonomy for Central Hudson, allowing us to continue our mission of serving our customers well, while providing opportunities to improve service through a close association with the Fortis family of utility companies.  We are pleased and excited to have reached this step toward finalizing the transaction with Fortis."

"Fortis worked closely with management of Central Hudson through this thorough regulatory approval process and has gained increased knowledge about the utility's operating philosophy and the regulatory oversight requirements in New York State," said Stan Marshall, President and Chief Executive Officer, Fortis Inc.  "This Settlement Agreement will provide tangible benefits to Central Hudson's customers and will strengthen the utility's ability to meet the energy needs of its current and future customers."
The Settlement Agreement will moderate future customer rate increases by providing $35 million to cover expenses that normally would be recovered in customer rates, for example significant restoration expenses related to Superstorm Sandy, the October 2011 snowstorm and Tropical Storm Irene, and other similar expenses.  Also, under the terms of the Settlement Agreement, Central Hudson customers will save a guaranteed $9.25 million over five years resulting from the elimination of costs the utility now incurs as a public company.  Additionally, the Settlement Agreement requires that customer delivery rates be frozen until July 1, 2014 and requires the establishment of a $5 million Customer Benefit Fund for economic development and low‑income assistance programs for communities and residents of the Mid-Hudson Valley.
Becoming part of the Fortis family of utilities, which currently serve more than two million customers, will bring benefits to Central Hudson, explained Lant.  "Central Hudson will be in the position to benefit from shared experiences and knowledge from other Fortis utility companies, as all of us seek to continuously improve our operations," he said.  "In addition, Fortis has greater access to capital that will enhance Central Hudson's ability to make significant investments in the electric and gas system to improve customer service and system reliability, including those recommended in the Governor's Energy Highway initiative."
Central Hudson will continue to maintain its name and Poughkeepsie headquarters, as well as all of its employees and the utility's substantial civic and community presence in the Mid‑Hudson Valley.  The Settlement Agreement also provides financial protections for CH Energy Group, Central Hudson and its customers as part of the larger Fortis organization, and Central Hudson will continue to have annual independent financial audits.  Within one year, the Board of Directors of Central Hudson will transition to a majority of independent directors, increase members from the Hudson Valley and New York State, and include representatives from Fortis.

"Fortis remains focused on closing the acquisition and providing the benefits to Central Hudson customers as quickly as possible," concluded Marshall.
The definitive merger agreement was announced between CH Energy Group and Fortis in February 2012. CH Energy Group shareholders approved the transaction in June 2012, and several other required regulatory approvals by U.S. federal agencies were subsequently received. For more information and to view the Settlement Agreement, visit www.CentralHudson.com or www.FortisInc.com.
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About CH Energy Group
CH Energy Group, Inc. is an energy delivery company headquartered in Poughkeepsie, NY. Regulated transmission and distribution subsidiary Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 75,000 natural gas customers in eight counties of New York State's Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600‑square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. CH Energy Group also operates Central Hudson Enterprises Corporation (CHEC), a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies petroleum products and related services to approximately 56,000 customers in the Mid Atlantic Region.

About Fortis
Fortis Inc. is the largest investor-owned distribution utility in Canada, serving more than 2 million gas and electricity customers. Its regulated holdings include electric utilities in five Canadian provinces and two Caribbean countries and a natural gas utility in British Columbia.  It owns non‑regulated hydroelectric generation assets across Canada and in Belize & Upstate New York. It also owns hotels and commercial real estate in Canada.

FORWARD-LOOKING STATEMENTS

Statements included in this news release and any document incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including "anticipates," "intends," "estimates," "believes," "projects," "expects," "plans," "assumes," "seeks," and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group's and Central Hudson's future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the acquisition by a subsidiary of Fortis Inc. and the expected timing of the transaction, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the proposed Fortis transaction will not be satisfied or waived, including regulatory approvals of the proposed Fortis transaction and the timing and terms thereof; the impact of delay or failure to complete the proposed Fortis transaction on CH Energy Group's stock price; the costs associated with the proposed Fortis transaction; deviations from normal seasonal weather and storm activity; fuel prices; energy supply and demand; potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.  CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

For additional information, contact:
CH Energy Group, Inc. Investors: Mr. Stacey A. Renner Treasurer Telephone: (845) 486-5730 srenner@cenhud.com	Media: Ms. Denise D. VanBuren Corporate Secretary & VP- Corporate Communications Telephone: (845) 471-8323 dvanburen@cenhud.com
Fortis Inc. Investors Mr. Barry Perry Vice President Finance and Chief Financial Officer Fortis Inc. Telephone: (709) 737- 2822	Media: Ms. Donna Hynes Manager, Investor and Public Relations Fortis Inc Telephone: (709) 737-2800